EXHIBIT 99.1

InfoSearch Media Pre-Announces 2004 Revenues and Provides First Quarter Revenue Guidance
Tuesday, March 29, 6:30am ET


MARINA DEL REY, March 29 - InfoSearch Media (OTC: ISHM.OB - News) today announced that its revenue for 2004 was approximately $2.85 million and that the company expects a substantial rise in first quarter 2005 revenues. InfoSeach Media has not previously provided any revenue guidance and is currently projecting revenues in the first quarter of 2005 to be approximately $1.6 million.

"We are seeing significant benefits from the growth of traffic on our Article Insider network as well as content sales" said Steve Lazuka, InfoSeach Media's Chairman and CEO. "We continue to strengthen our customer list and network and are pleased that it has started to flow through to our revenue base," Mr. Lazuka concluded.

About InfoSearch Media, Inc.:
InfoSearch Media (www.infosearchmedia.com) develops content-based solutions to support business. Currently, the Company delivers the following solutions for over 4,300 clients including Netflix, MatchNet, Pitney Bowes, and Price.com.: high-conversion organic search traffic; branded, original content; optimized marketing site creation; and click-to-sale campaign analytics. InfoSearch Media's operating brands include TrafficLogic (www.trafficlogic.com), ContentLogic (www.contentlogic.com), TopicLogic (www.topiclogic.com), and ConversionLogic (www.conversionlogic.com).

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to InfoSearch Media's future revenue are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward looking statements are identified through use of the words "potential," "anticipate," "expect," "planned" and other words of similar meaning. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations, business, and financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the search engine market and in the Company's business including decreased demand for our products and services; flaws inherent in our products or services; intense competition; failure to maintain relationships with strategic partners and content providers, and general economic conditions, that could cause actual results to differ materially from those projected. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Registration Statement on Form SB-2 filed with the SEC on February 14, 2005 and subsequent reports filed with the Securities and Exchange Commission, copies of which are available at the website maintained by the SEC at http://www.sec.gov . InfoSearch Media assumes no obligation to update the forward-looking statements included in this press release.